Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 30, 2009	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2009

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended March 31, 2009.

The Company’s revenues fell 1.2% to $59,080,000 during the first quarter of 2009 compared with $59,789,000 for the first quarter of 2008.  Gaming revenues decreased 2% during the quarter while other revenues were up 10.2% as a result of the Company’s expanded entertainment complex.  Total occupancy for the 500 room Dover Downs Hotel was 76% for the first quarter of 2009.

Gaming expenses were higher from increased gaming taxes and slot machine fees that resulted from legislation passed in June of 2008 that became effective on July 1, 2008.  These increases were approximately $960,000 for the first quarter of 2009.

Interest expense decreased $298,000 during the quarter, primarily from lower interest rates which offset higher borrowings related to the casino expansion that was completed in the third quarter of 2008.  Depreciation expense increased $567,000, primarily related to the casino expansion.

Net earnings were $4,293,000 compared with $5,321,000 for the first quarter of 2008.  Net earnings per diluted share for the quarter were $.14 compared with $.17 last year.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “Despite the continued decline in consumer spending during the first quarter, our commitment to reinvest in our property and to continually expand and enhance the gaming and other entertainment options available to our patrons combined with our award winning customer service, have enabled us to effectively retain our top-line and grow our market share during these difficult times.”

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.05 per share. The dividend is payable on June 10, 2009 to shareholders of record at the close of business on May 10, 2009.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – a 165,000-square foot video lottery casino complex featuring the latest in slot machine offerings, including multi-player electronic table games with virtual dealers; the Dover Downs Hotel and Conference Center – a 500 room AAA Four Diamond hotel with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Gaming (1)	$54,903	$56,000
Other operating (2)	4,177	3,789
	59,080	59,789
Expenses:
Gaming	43,153	42,411
Other operating	3,343	3,299
General and administrative	1,730	1,764
Depreciation	2,948	2,381
	51,174	49,855

Operating earnings	7,906	9,934

Interest expense	637	935

Earnings before income taxes	7,269	8,999

Income taxes	2,976	3,678

Net earnings	$4,293	$5,321

Net earnings per common share:
- Basic	$0.14	$0.17
- Diluted	$0.14	$0.17

Weighted average shares outstanding:
- Basic	31,485	31,426
- Diluted	31,485	31,667

(1)          Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations.The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)          Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS

Current assets:
Cash	$16,638	$17,889
Accounts receivable	3,987	2,661
Due from State of Delaware	3,944	10,870
Inventories	2,104	2,025
Prepaid expenses and other	2,381	2,029
Receivable from Dover Motorsports, Inc.	5	—
Deferred income taxes	1,224	1,317
Total current assets	30,283	36,791

Property and equipment, net	200,912	203,522
Other assets	976	1,019
Total assets	$232,171	$241,332

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,118	$4,679
Purses due horsemen	2,341	9,395
Accrued liabilities	10,025	7,419
Payable to Dover Motorsports, Inc.	—	11
Income taxes payable	3,448	619
Deferred revenue	216	212
Total current liabilities	19,148	22,335

Revolving line of credit	99,500	108,325
Liability for pension benefits	6,062	6,099
Other liabilities	328	—
Deferred income taxes	3,468	3,488
Total liabilities	128,506	140,247

Stockholders’ equity:
Common stock	1,547	1,521
Class A common stock	1,660	1,660
Additional paid-in capital	963	933
Retained earnings	101,952	99,263
Accumulated other comprehensive loss	(2,457)	(2,292)
Total stockholders’ equity	103,665	101,085
Total liabilities and stockholders’ equity	$232,171	$241,332

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Operating activities:
Net earnings	$4,293	$5,321
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	2,948	2,381
Amortization of credit facility origination fees	10	10
Stock-based compensation	238	277
Deferred income taxes	32	22
Changes in assets and liabilities:
Accounts receivable	(1,326)	315
Due from State of Delaware	6,926	7,838
Inventories	(79)	36
Prepaid expenses and other	(326)	(43)
Receivable from/payable to Dover Motorsports, Inc.	(16)	(58)
Accounts payable	19	1,152
Purses due horsemen	(7,054)	(8,768)
Accrued liabilities	2,606	(1,798)
Income taxes payable	2,846	3,637
Deferred revenue	4	80
Other liabilities	20	(182)
Net cash provided by operating activities	11,141	10,220

Investing activities:
Capital expenditures	(1,918)	(11,117)
Net cash used in investing activities	(1,918)	(11,117)

Financing activities:
Borrowings from revolving line of credit	43,355	41,505
Repayments of revolving line of credit	(52,180)	(41,430)
Dividends paid	(1,604)	(1,587)
Repurchase of common stock	(45)	(899)
Proceeds from stock options exercised	—	12
Excess tax benefit on stock awards	—	22
Net cash used in financing activities	(10,474)	(2,377)

Net decrease in cash	(1,251)	(3,274)
Cash, beginning of period	17,889	22,456
Cash, end of period	$16,638	$19,182